EXHIBIT 3.1


                           CERTIFICATE OF DESIGNATION
                           OF SERIES D PREFERRED STOCK
                                       OF
                       NETWORK-1 SECURITY SOLUTIONS, INC.

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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                             ----------------------

                  The undersigned, being the President and Chief Executive Officer of Network-1 Security Solutions, Inc. ("Corporation"), hereby certifies in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware that the Board of Directors of the Corporation duly adopted the following resolution on December 16, 1999:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, this Board of Directors hereby creates, from the 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock having the following terms and designations:

         Section 1. Designation and Amount. The shares of such series having a par value of $0.01 per share shall be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting such series shall be 1,250,000. The relative rights, preferences and limitations of the Series D Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

         Section 2. Dividends. The holders of Series D Preferred Stock shall be entitled to receive dividends and other distributors, when, as and if declared by the Board of Directors out of funds legally available therefor. If at any time the Corporation declares any dividend or other distribution on its Common Stock (other than a dividend payable solely in shares of Common Stock) and there are shares of its Series D Preferred Stock issued and outstanding, then a dividend or other distribution shall also be declared on the Series D Preferred Stock payable at the same time and on the same terms and conditions, entitling each holder of Series D Preferred Stock to receive the dividend or distribution such holder would have received had such holder converted the Series D Preferred Stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

         Section 3. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Series D Preferred Stock and the Common Stock of the Corporation shall vote as one class, with the holder of each share of Series D Preferred Stock
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entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted as of the record date for determining the stockholders having notice of and to vote at such meeting.

         Section 4. Reacquired Shares. Any shares of the Series D Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

         Section 5. Liquidation, Dissolution or Winding Up.

         (a) Upon the liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of Series D Preferred Stock shall have received a liquidation preference of $3.05 per share (the "Liquidation Preference Amount"), plus an amount equal to unpaid dividends thereon, if any, to the date of such payment or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. For purposes of this Certificate, each of (1) the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or (2) the consolidation or merger of the Corporation with or into any other corporation, in which the stockholders of the Corporation immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided, however, that a holder may elect to convert his shares of Series D Preferred Stock immediately prior to any such event pursuant to Section 6 below.

         (b) In the event of a liquidation, dissolution or winding up of the Corporation within the meaning of subsection (a) above, then in connection with each such event the Corporation shall send to the holders of the Series D Preferred Stock at least twenty days' prior written notice of the date when such event shall take place.

         (c) For purposes of this Certificate the term "junior stock" shall mean the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (d) The Series D Preferred Stock shall rank senior to all current and future issuances of Preferred Stock by the Corporation. The Corporation may not issue any shares of capital stock or preferred stock that is senior or equal in any respect to the Series D Preferred Stock without the consent of the holders of a majority of the outstanding shares of Series D Preferred Stock.

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         (e) Upon any liquidation, dissolution or winding up of the Corporation, and after full payment as provided in Section 5(a) above, the holders of Series
D Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

         Section 6. Conversion.

         (a) Subject to the provisions for adjustments hereinafter set forth, each share of the Series D Preferred Stock shall be convertible at the option of the holder thereof, at any time, in the manner hereinafter set forth, into a number of fully paid and nonassessable shares of Common Stock of the Corporation computed by multiplying the number of such shares of Series D Preferred Stock to be converted by the Liquidation Preference Amount (such amount to be adjusted proportionately in the event the shares of Series D Preferred Stock are adjusted into a lesser number or subdivided into a greater number) and dividing the result by the Conversion Price. The Conversion Price per share of Series D Preferred Stock shall initially be $3.05 which price shall be subject to adjustment as provided herein. In addition, each share of Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock of the Corporation upon the consummation of an underwritten public offering, after the date hereof, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of shares of its Common Stock to the public (a "Qualified Transaction").

         (b) The Conversion Price shall be adjusted from time to time as follows:

                  (i) If the Corporation at any time subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (ii) If the Corporation shall consolidate or merge into or with another corporation, or if the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, or if the Corporation shall effect a capital reorganization or reclassification of its Common Stock, then each holder of Series D Preferred Stock then outstanding shall have the right thereafter to convert each share of Series D Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash, and property receivable upon such consolidation, merger, sale, conveyance, reorganization or reclassification by a holder of the number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, conveyance, reorganization or reclassification and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of Series D Preferred Stock shall thereafter be made applicable. Such adjustments shall be made successively whenever any event listed above shall occur.

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                   (iii) If, after the date of the original issuance of shares of Series D Preferred Stock, the Corporation issues, grants or sells any Additional Stock as hereinafter defined (other than as set forth below) for a consideration per share less than Conversion Price, then upon such issue or sale the Conversion Price will be reduced in order to increase the number of shares of Common Stock into which the Series D Preferred Stock is convertible to that price per share determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock issuable upon conversion of all of the shares of Series D Preferred Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock which the aggregate consideration (if any) received by the Corporation in such issuance or sale would purchase at the then effective Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock issuable upon conversion of all of the shares of Series D Preferred Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of such shares of Common Stock so issued or sold; provided, however, that additional shares of Common Stock issued or sold without consideration shall be deemed to have been issued or sold for $.01 per share. "Additional Stock" shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Corporation's treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, except as provided in subsection (b)(iv) below:

                  (iv) Notwithstanding anything to the contrary contained in subsection (b)(iii) above, no adjustment will be made to the Conversion Price by reason of the issuance of shares of Common Stock (1) upon conversion of the Series D Preferred Stock or Notes, or exercise of the Warrants issued in accordance with the Securities Purchase Agreement, dated December ___, 1999, between the Corporation and the Investors, (2) as a dividend or distribution on the Series D Preferred Stock, (3) to strategic partners, lenders, vendors and financial institutions up to an aggregate of 457,812, (4) upon exercise of outstanding options and warrants to purchase an aggregate of 800,886 as of the date of this Certificate and (5) to employees, officers, directors or consultants of the Corporation pursuant to the Corporation's Stock Option Plan or any other benefit plan.

         (c) In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the holder of a share of Series D Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock or other securities of the Corporation other than shares of its Common Stock, thereafter the number of such other shares of capital stock or other securities so receivable upon conversion of Series D Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to shares of the Corporation's Common Stock contained in this Section 6, and the provisions of this Certificate with respect to shares of the Corporation's Common Stock shall apply, to the extent applicable, on like terms to any such other shares of capital stock or warrants or other securities.

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         (d) If any adjustment in the number of shares of Common Stock into which each share of the Series D Preferred Stock may be converted as required pursuant to this Section 6 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the Series D Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward, and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the Series D Preferred Stock is then convertible. All calculations under this Section 6 (d) shall be made to the nearest one-hundredth of a share.

         (e) The Board of Directors may, but shall not be required to, increase the number of shares of Common Stock into which each share of the Series D Preferred Stock may be converted, in addition to the adjustment required by this
Section 6, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or Series D Preferred Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes.

         (f) (i) The holder of any shares of the Series D Preferred Stock may exercise his or its option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series D Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the Series D Preferred Stock so converted shall be entitled and (y) if less than the full number of shares of the Series D Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a certificate of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series D Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

                  (ii) Upon the consummation of a Qualified Transaction, the conversion of Series D Preferred Stock into Common Stock will be automatically reflected in the books of the Corporation. The holders of the Series D Preferred Stock will surrender a certificate or

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certificates representing the shares of Series D Preferred Stock to be converted and provide a written notice as set forth in (i) above.

         (g) Upon conversion of any shares of the Series D Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive dividends on such shares of the Series D Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series D Preferred Stock entitled to receive payment of such dividend.

         (h) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock or other securities issuable upon the conversion of all outstanding shares of the Series D Preferred Stock.

         Section 7. Adjustments for Consolidation, Merger, etc. Prior to the consummation of a consolidation or merger or a sale of substantially all of the property of the Corporation as described in Section 6 (b)(ii) hereof, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the holders of shares of the Series D Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series D Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which, in accordance with the provisions of Section 6, such holder may be entitled and each such corporation shall have furnished to each such transfer agent or person acting in a similar capacity, including the Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

         Section 8. Reports as to Adjustments. Whenever the number of shares of Common Stock into which the shares of the Series D Preferred Stock are convertible is adjusted as provided in Section 6, the Corporation shall (a) promptly compute such adjustment and furnish to each transfer agent or person acting in a similar capacity, for the Series D Preferred Stock, a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible as a result of such adjustment and the computation thereof and when such adjustment will become effective and (b) promptly mail to the holders of record of the outstanding shares of the Series D Preferred Stock a notice stating that the number of shares into which the shares of Series D Preferred Stock are convertible has been adjusted and setting forth the new number of shares into which each share of the Series D Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective.

         Section 9. Waiver. Any right or privilege of the Series D Preferred Stock (including without limitation any rights related to the conversion thereof and to adjustments of the Conversion Price) may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of a majority of the Series D Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series D Preferred Stock.

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         Section 10. Notices of Corporate Action. In the event of:

         (a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

          (b) any capital reorganization, reclassification or recapitalization of the Corporation, any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all of the assets of the Corporation to any other person; or

         (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series D Preferred Stock and to the holders of record of the outstanding shares of the Series D Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating
(i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or, (ii) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which each share of the Series D Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 10, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.







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                  WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf, as of this 16th day of December, 1999.

                                       NETWORK-1 SECURITY SOLUTIONS, INC.

                                       By:  /s/ Avi A. Fogel
                                           -------------------------------
                                       Avi A. Fogel, President and Chief
                                       Executive Officer

ATTEST:


/s/ Murray Fish
-------------------------------------
Murray Fish
Chief Financial Officer and Secretary




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